Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated May 2, 2006
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233PYL4

Principal Amount (in Specified Currency): $400,000,000
Issue Price: 100 %
Trade Date: May 2, 2006
Original Issue Date: May 5, 2006
Stated Maturity Date: July 7, 2008

Initial Interest Rate: 5.07068% (inclusive of Spread)
Interest Payment Period: Quarterly
Interest Payment Dates: the 7th of each January, April, July and
   October, commencing July 7, 2006

Net Proceeds to Issuer: $399,840,000
Agent's Discount or Commission: 0.04%
Agents: J.P. Morgan Securities Inc.
	Wachovia Capital Markets, LLC
Agents' Capacity:
	[ ] Agent
	[X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[ ] Inverse Floating Rate Note:
	Fixed Interest Rate:
[ ] Floating Rate/Fixed Rate Note:
	Fixed Interest Rate:
	Fixed Rate Commencement Date:

[ ] Other Floating Rate Note
	(See attached)

Interest Rate Basis:
	[ ] CD Rate
	[ ] CMS Rate
	[ ] CMT Rate
	[ ] Commercial Paper Rate
	[ ] Eleventh District Cost of Funds Rate
	[ ] Federal Funds Rate
	[ ] LIBOR Reuters/Page:
	[X] LIBOR Telerate/Page: 3750
	[ ] Prime Rate
	[ ] Treasury Rate
	[ ] Other (see attached)

If CMT:
Designated CMT Maturity Index:
	__ Year(s)
Designated CMT Telerate Page:
	[ ] 7051
	[ ] 7052
If  7052:
	[ ] Week
	[ ] Month

Spread (+/-): - 0.03%
Spread Multiplier: N/A
Index Maturity: 3 month
Index Currency: U.S. Dollars
Maximum Interest Rate: N/A
Minimum Interest Rate: N/A

Initial Interest Reset Date: July 7, 2006
Interest Rate Reset Period: Quarterly
Interest Reset Dates: the 7th of each January, April, July and
   October, commencing July 7, 2006
Interest Determination Date: the second London Banking Day preceding each
   Interest Reset Date

Day Count Convention:
	[ ]  30/360
	[X]  Actual/360
	[ ]  Actual/Actual

Business Day Convention
	[ ] Following
	[X] Modified Following

Redemption: Not Applicable
Redemption Dates:
Notice of Redemption:

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:




Original Issue Discount:	 No
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period:

Specified Currency: U.S. dollars
Minimum Denominations: $1,000 and $1,000 increments thereafter
Form of Note:
	[X] Book-entry only
	[ ] Certificated

ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

		Under the terms of and subject to the conditions of a terms agreement under the Third Amended and Restated Distribution Agreement dated March 7, 2006 between TMCC and Merrill Lynch, Pierce, Fenner &
Smith Incorporated, Citigroup Global Markets Inc., Deutsche Bank
Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities
Inc. ("JPMorgan"), Morgan Stanley & Co. Incorporated and Toyota
Financial Services Securities USA Corporation (the "Distribution
Agreement"), JPMorgan, acting as principal, has agreed to purchase and TMCC has agreed to sell $150,000,000 in principal amount of the Notes at 99.96% of their principal amount.

           Under the terms of and subject to the conditions of an Appointment Agreement dated May 2, 2006 and an Appointment Agreement Confirmation dated May 2, 2006 (collectively, the "Appointment Agreement") between TMCC and Wachovia Capital Markets, LLC ("Wachovia"), Wachovia, acting as principal, has agreed to purchase and TMCC has agreed to sell $250,000,000 in principal amount of the Notes at 99.96% of their principal amount.

		JPMorgan and Wachovia may each resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.

		Under the terms and conditions of the Distribution Agreement and the Appointment Agreement, the obligations of JPMorgan and Wachovia to purchase the Notes are several and not joint, and in the event of a default by any of JPMorgan or Wachovia, TMCC will issue the notes to the other dealer and the size of the offering will be correspondingly reduced. Under the terms and conditions of the Distribution Agreement and the Appointment Agreement, each of JPMorgan and Wachovia is committed to take and pay for its own full allocation of the Notes offered hereby if any of such allocation are taken.